Exhibit 99

MEREDITH REPORTS FISCAL 2018 THIRD QUARTER AND NINE MONTH RESULTS

Company Sets Goal of $1 Billion of Debt Reduction in Fiscal 2019 and $1 Billion of EBITDA in Fiscal 2020

Third Quarter Revenue Increases More Than 50 Percent to $649 million

Including Pre-Tax Special Items of $170 million, Third Quarter Net Loss is $110 million

Third Quarter Adjusted EBITDA Increases 33 Percent to $111 million

DES MOINES, IA (May 10, 2018) – Meredith Corporation (NYSE: MDP; meredith.com) – the leading media and marketing company with national brands serving 175 million unduplicated Americans and 17 local television stations in fast-growing markets — today reported fiscal 2018 third quarter and nine month results.

Since reporting its fiscal 2018 second-quarter earnings on January 31, 2018, Meredith:

•	Closed on its acquisition of Time Inc. and began operations as a combined company (February 1, 2018).

•	Closed on the sale of Golf (February 7, 2018) and Time Inc. UK (March 15, 2018).

•
Announced it is exploring the sale of TIME, Sports Illustrated, Fortune, Money and affiliated media brands (March 21, 2018), as well as its equity investment in Viant. Acquired properties already sold and those currently held for sale have been classified as Assets Held for Sale, and are reflected as Discontinued Operations in Meredith’s fiscal 2018 third-quarter and nine-month results.

•
Completed a sales restructuring plan including naming publishers for all Time Inc. acquired brands, and delivered a new go-to-market strategy to the advertising and marketing community at Meredith’s NewFronts presentation (May 3, 2018).

•	Now expects to achieve over $500 million of annual cost savings in the first two full years of operations.

Looking more closely at Meredith’s fiscal 2018 third-quarter results compared to the prior-year quarter:

•
Meredith recorded pre-tax special items of $170 million, primarily comprised of restructuring, financing and transaction costs related to its acquisition of Time Inc. As a result, Meredith reported a loss from continuing operations of $95 million and a net loss of $110 million, compared to net earnings of $40 million.

•	Excluding special items, earnings from continuing operations were $33 million, compared to $40 million. (See Tables 1-5 for supplemental disclosures regarding non-GAAP financial measures.)

•	Adjusted EBITDA was $111 million, compared to $83 million.

•	Total company revenues from continuing operations were $649 million, compared to $425 million.

Looking more closely at Meredith’s fiscal 2018 nine-month results compared to the prior-year period:

•	Meredith reported earnings from continuing operations of $97 million, compared to $146 million.

•	Excluding special items, earnings from continuing operations were $117 million, compared to
$133 million.

•	Adjusted EBITDA was $261 million, compared to $271 million.

•	Total company revenues from continuing operations were $1.5 billion, compared to $1.3 billion.

“Our legacy Meredith businesses are performing in-line with our stated expectations, and we are aggressively focused on successfully integrating the acquired Time Inc. properties; strengthening our leading national and local media brands; executing our planned asset divestitures; and delivering on our synergy targets, which we now expect will exceed $500 million annually,” said Meredith Corporation Executive Chairman Stephen M. Lacy. “With these initiatives, we have set a goal to reduce our debt by $1 billion by the end of fiscal 2019, and generate $1 billion of EBITDA in fiscal 2020. These achievements are expected to reduce our debt level to 2x EBITDA, and meaningfully contribute to total shareholder return.”

Key Strategic and Financial Benefits of the Time Inc. Acquisition (excluding assets sold or held for sale):

•
Creates an unparalleled portfolio of national media brands with greater scale and efficiency – Combined, Meredith’s brands now reach over 175 million unduplicated American consumers, including 80 percent of U.S. adult millennial women. Meredith is the No. 1 U.S. magazine operator, possessing leading positions in entertainment, food, lifestyle, parenting, and home content creation, as well as enhanced positions in the beauty, fashion, and luxury advertising categories.

•
Continues the strong and growing contribution from Meredith’s Local Media Group – Meredith’s portfolio of 17 high-performing television stations in 12 markets is a consistent generator of strong cash flow. Meredith’s stations – which reach 11 percent of U.S. television households – are primarily Big 4 network affiliates located in fast-growing markets.

•
Advances Meredith’s digital position by adding significant scale – Meredith is now a Top 10 digital media company with approximately 140 million monthly unique visitors in the U.S. and over 9 billion annual video views. Last month, People.com recorded a record 75 million monthly unique visitors. Meredith now operates the No. 1 premium content digital network for American consumers.

•
Provides consumer revenue diversification and growth – Meredith’s national media brands now have a readership of more than 120 million and paid circulation of more than 45 million paid magazine subscribers. Meredith expects to increase consumer revenue through ownership of affinity marketer Synapse, which it purchased as part of the acquisition of Time Inc., as well as from diversified streams, including bundled circulation, brand licensing and e-commerce activities.

•
Enhances financial scale and flexibility – Meredith anticipates generating annual cost synergies that exceed $500 million in the first two full years of combined operations. Meredith has an excellent track record of achieving cost synergies with prior acquisitions, and is confident in its ability to optimize the cost structure of the combined business.

•
Positions Meredith for increased Total Shareholder Return – Meredith remains committed to delivering top-third Total Shareholder Return. On January 27, 2018, Meredith raised its annual dividend 4.8 percent to $2.18 per share, the 25th straight year it has raised its dividend. Meredith has now paid a dividend for 71 consecutive years.

“We have created the premier U.S. media and marketing company serving 175 million American consumers that's positioned for growth across industry-leading digital, television, print, video, mobile and social platforms,” said Meredith Corporation President and CEO Tom Harty. “Our portfolio includes many of the media industry's strongest national brands, along with a powerful local television business that is generating record earnings.”

OPERATING GROUP DETAIL

NATIONAL MEDIA GROUP

Fiscal 2018 third quarter National Media Group operating profit was $9 million. Excluding special items, operating profit was $44 million and adjusted EBITDA was $75 million. Revenues were $479 million. For the first nine months of fiscal 2018, National Media Group operating profit was $50 million. Excluding special items, operating profit was $104 million and adjusted EBITDA was $143 million. Revenues were $966 million. Results exclude discontinued operations in both periods. (See Tables 1-5 for supplemental disclosures regarding non-GAAP financial measures.)

Meredith is pursuing the following strategies with a goal of successfully integrating its acquisition of Time Inc. and maximizing the value of the combined media portfolio by:

•
Improving the advertising and circulation performance of the acquired Time Inc. properties to at least industry norms. Meredith is implementing its proven strategies, standards and discipline across the legacy Time Inc. portfolio to improve performance, including aligning it with Meredith’s successful sales structure. Meredith expects to see meaningful improvement in advertising results for the acquired Time Inc. brands starting in fiscal 2019. Regarding circulation, Meredith has launched a large-scale initiative to use its much larger subscription database to cross-promote titles to increase circulation revenue and lower subscription acquisition costs.

•
Aggressively growing revenue and raising the profit margins on the acquired Time Inc. digital properties to Meredith’s mid-to-high teens level. Meredith believes this can be accomplished by leveraging the increased scale of the combined digital portfolio to enhance sales initiatives and through more disciplined cost management. Meredith is now well-positioned to benefit from fast-growing advertising platforms, including native, video, shopper marketing, programmatic and social.

•
Divesting media assets not core to Meredith’s business. Meredith has retained advisors to explore the sale of the TIME, Sports Illustrated, Fortune, Money and affiliated brands, and has seen strong in-bound interest from credible and well-funded potential buyers. These multi-platform brands have different target audiences and advertising bases than the rest of the portfolio, and Meredith believes each may be better suited for success with a new owner or investor. Meredith is also exploring a sale of its 60 percent equity investment in Viant.

•
Exceeding $500 million of annual cost synergies within the first two full years of operation. Approximately half of these savings are expected to come from reductions in headcount, and the remaining half from savings in vendor contracts, real estate, and other non-headcount-related activities.

“We are aggressively integrating the acquisition and forging a path for the ‘New Meredith’ in the marketplace,” said Harty. “Most notably, we have named publishers for all legacy Time Inc. premium-content brands. On the synergy front, we are well underway identifying cost savings that should push us beyond the $500 million level.”

LOCAL MEDIA GROUP

Fiscal 2018 third quarter Local Media Group operating profit was $39 million and adjusted EBITDA was $48 million. Revenues were $170 million. For the first nine months of fiscal 2018, Local Media Group operating profit was $130 million and adjusted EBITDA was $155 million. Revenues were $494 million. (See Tables 1-5 for supplemental disclosures regarding non-GAAP financial measures.)

Looking more closely at fiscal 2018 third quarter performance:

•
Advertising revenues were $81 million. Results were impacted by advertiser demand for the XXIII Winter Olympic Games and the Super Bowl, which were both broadcast on the NBC network. Meredith has just one NBC-affiliate.

•	Political advertising revenues were $2 million, reflecting spending in gubernatorial primary elections primarily in Illinois and Tennessee.

•
Other revenues and operating expenses increased, compared to the prior-year period. This was primarily due to growth in retransmission revenues from cable and satellite television operators, partially offset by higher programming fees paid to affiliated networks. Growth was also driven by contribution from MNI Targeted Media (MNI), which was part of the Time Inc. acquisition. MNI offers clients targeted advertising solutions aimed primarily at the local and regional levels.

OTHER FINANCIAL INFORMATION

Cash flow from operations for the nine months ended March 31, 2018 was $97 million. Total debt was $3.1 billion and the weighted average interest rate was 6.1 percent at March 31, 2018.

Meredith remains committed to strong capital stewardship, and delivering top-third performance through its successful Total Shareholder Return strategy. This includes:

•
Ongoing dividend increases – Meredith raised its regular stock dividend by 4.8 percent to $2.18 on an annualized basis in January 2018. This marked the 25th straight year of dividend increases for Meredith, which has paid an annual dividend for 71 consecutive years.

•
Aggressive debt paydown and management of liabilities – Meredith is targeting a net debt-to-EBITDA ratio of 2.0 to 1 or better by the end of its fiscal 2020. This includes generating $1 billion of EBITDA and having net debt below $2.0 billion at that time.

•	Share repurchases – Meredith’s ongoing share repurchase program has $59 million remaining under current authorizations as of March 31, 2018.

All fiscal 2018 third quarter comparisons are against the comparable prior-year period unless otherwise stated.

OUTLOOK

Looking more closely at the fourth quarter of fiscal 2018, Meredith expects:

•	National Media Group revenues to range from $590 million to $600 million.

•	Local Media Group revenues to range from $190 million to $195 million.

•
Total Company net earnings to range from $32 million to $44 million. These amounts include estimates for expected special items. Actual results may include additional special items that have not yet occurred and are difficult to predict with reasonable certainty at this time.

•	Total Company adjusted EBITDA to range from $153 million to $158 million. (See Table 6 for supplemental disclosures regarding non-GAAP financial measures.)

CONFERENCE CALL WEBCAST
Meredith will host a conference call on May 10, 2018, at 8:30 am EDT to discuss fiscal 2018 third quarter results and fourth quarter outlook. A live webcast will be accessible to the public on the Company’s website, and a replay will be available for two weeks. A transcript will be available within 48 hours of the call at meredith.com.
RATIONALE FOR USE AND ACCESS TO NON-GAAP RESULTS
Management uses and presents GAAP and non-GAAP results to evaluate and communicate its performance. Non-GAAP measures should not be construed as alternatives to GAAP measures. Adjusted EBITDA and adjusted EBITDA margin are common supplemental measures of performance used by investors and financial analysts. Management believes that Adjusted EBITDA provides an additional analytical tool to clarify the Company’s results from core operations and delineate underlying trends. Management does not use Adjusted EBITDA as a measure of liquidity or funds available for management’s discretionary use because it excludes certain contractual and non-discretionary expenditures. Adjusted EBITDA is defined as earnings (loss) before discontinued operations, interest, taxes, depreciation, amortization, non-operating expense, and special items.
Results excluding special items are supplemental non-GAAP financial measures. While these adjusted results are not a substitute for reported results under GAAP, management believes this information is useful as an aid in further understanding Meredith’s current performance, performance trends and financial condition. Reconciliations of GAAP to non-GAAP measures are attached to this press release and available at meredith.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This release contains certain forward-looking statements that are subject to risks and uncertainties. These statements are based on management’s current knowledge and estimates of factors affecting the Company and its operations. Statements in this release that are forward-looking include, but are not limited to, the Company’s financial outlook for the fourth quarter of fiscal 2018; the Company’s goals related to debt reduction and adjusted EBITDA; and the expected benefits of the acquisition of Time Inc., including the expected synergies from the transaction and the combined company’s prospects for growth and increasing shareholder value.
Actual results may differ materially from those currently anticipated. Factors that could adversely affect future results include, but are not limited to, downturns in national and/or local economies; a softening of the domestic advertising market; world, national or local events that could disrupt broadcast television; increased consolidation among major advertisers or other events depressing the level of advertising spending; the unexpected loss or insolvency of one or more major clients or vendors; the integration of acquired businesses; changes in consumer reading, purchasing and/or television viewing patterns; increases in paper, postage, printing, syndicated programming or other costs; changes in television network affiliation agreements; technological developments affecting products or methods of distribution; changes in government regulations affecting the Company’s industries; increases in interest rates; the consequences of acquisitions and/or dispositions; the risks associated with the Company’s recent acquisition of Time Inc., including: (1) litigation challenging the acquisition; (2) the Company’s ability to retain key personnel; (3) competitive responses to the acquisition; (4) unexpected costs, charges or expenses resulting from the acquisition; (5) adverse reactions or changes to business relationships resulting from the acquisition; (6) the Company’s ability to realize the anticipated benefits of the acquisition of Time Inc.; (7) delays, challenges and expenses associated with integrating the businesses; and (8) the Company’s ability to comply with the terms of the debt and equity financings entered into in connection with the acquisition; and the risk factors contained in the Company’s most recent Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, which are available on the SEC’s website at www.sec.gov. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.
ABOUT MEREDITH CORPORATION
Meredith Corporation (NYSE: MDP; meredith.com) has been committed to service journalism for more than 115 years. Today, Meredith uses multiple distribution platforms - including broadcast television, print, digital, mobile and video - to provide consumers with content they desire and to deliver the messages of its advertising and marketing partners.

Meredith's National Media Group reaches more than 175 million unduplicated American consumers every month, including more than 80 percent of U.S. Millennial women. Meredith is a leader in creating content across media platforms and life stages in key consumer interest areas such as entertainment, food, lifestyle, parenting and home. Meredith is the No. 1 magazine operator in the U.S., and owner of the largest premium content digital network for American consumers. Meredith also features robust brand licensing activities including more than 3,000 SKUs of branded products at 4,000 Walmart stores across the U.S. and at walmart.com. Meredith’s National Media Group also includes The Foundry, the company's state-of-the-art creative lab and content studio.

Meredith’s Local Media Group includes 17 television stations reaching 11 percent of U.S. households. Meredith’s portfolio is concentrated in large, fast-growing markets, including seven stations in the nation’s Top 25 markets and 13 in the Top 50. Meredith's stations produce more than 700 hours of local news and entertainment content each week, and operate leading local digital destinations.

-- # # # # --

Shareholder/Financial Analyst Contact:	Media Contact:
Mike Lovell	Art Slusark
Director of Investor Relations	Chief Communications Officer
Phone: (515) 284-3622	Phone: (515) 284-3404
E-mail: Mike.Lovell@meredith.com	E-mail: Art.Slusark@meredith.com

Meredith Corporation and Subsidiaries
Condensed Consolidated Statements of Earnings (Loss) (Unaudited)

	Three Months		Nine Months
Periods ended March 31,	2018	2017	2018	2017
(In millions except per share data)
Revenues
Advertising	$300.0	$210.7	$741.1	$703.7
Circulation	162.3	96.3	298.9	231.8
All other	186.5	118.4	419.3	332.4
Total revenues	648.8	425.4	1,459.3	1,267.9
Operating expenses
Production, distribution, and editorial	249.5	149.9	564.0	448.6
Selling, general, and administrative	288.6	192.2	630.8	530.0
Restructuring, acquisition, and integration	138.8	—	153.7	8.0
Depreciation and amortization	40.0	13.3	65.0	40.7
Impairment of long-lived assets	—	—	19.8	—
Total operating expenses	716.9	355.4	1,433.3	1,027.3
Income (loss) from operations	(68.1)	70.0	26.0	240.6
Non-operating expense, net	(11.8)	—	(11.8)	—
Bridge facility commitment costs	(17.5)	—	(17.5)	—
Interest expense, net	(28.2)	(4.6)	(38.4)	(14.0)
Earnings (loss) from continuing operations before income taxes	(125.6)	65.4	(41.7)	226.6
Income tax benefit (expense)	30.2	(25.6)	139.0	(81.0)
Earnings (loss) from continuing operations	(95.4)	39.8	97.3	145.6
Loss from discontinued operations, net of income taxes	(14.7)	—	(14.7)	—
Net earnings (loss)	(110.1)	39.8	82.6	145.6
Net earnings attributable to noncontrolling interests	—	—	—	—
Net earnings (loss) attributable to Meredith Corporation	$(110.1)	$39.8	$82.6	$145.6

Basic earnings (loss) per share attributable to Meredith Corporation common shareholders
Continuing operations	$(2.41)	$0.89	$1.86	$3.26
Discontinued operations	(0.33)	—	(0.32)	—
Basic earnings (loss) per common share	$(2.74)	$0.89	$1.54	$3.26
Basic average common shares outstanding	45.0	44.7	44.9	44.6

Diluted earnings (loss) per share attributable to Meredith Corporation common shareholders
Continuing operations	$(2.41)	$0.87	$1.85	$3.20
Discontinued operations	(0.33)	—	(0.32)	—
Diluted earnings (loss) per common share	$(2.74)	$0.87	$1.53	$3.20
Diluted average common shares outstanding	45.0	45.6	45.5	45.4

Dividends paid per share	$0.545	$0.520	$1.585	$1.510

Meredith Corporation and Subsidiaries
Segment Information (Unaudited)

	Three Months		Nine Months
Periods ended March 31,	2018	2017	2018	2017
(In millions)
Revenues [1]
National media
Advertising	$218.7	$124.5	$464.6	$385.0
Circulation	162.3	96.3	298.9	231.8
Other revenues	98.3	62.5	202.3	173.2
Total national media	479.3	283.3	965.8	790.0
Local media
Non-political advertising	79.0	84.5	270.7	260.6
Political advertising	2.3	1.7	5.8	58.1
Other revenues	88.9	55.9	217.7	159.2
Total local media	170.2	142.1	494.2	477.9
Intersegment revenue elimination	(0.7)	—	(0.7)	—
Total revenues	$648.8	$425.4	$1,459.3	$1,267.9

Operating profit (loss)
National media	$9.0	$41.3	$49.5	$112.2
Local media	38.9	41.2	130.3	168.6
Unallocated corporate	(116.0)	(12.5)	(153.8)	(40.2)
Income (loss) from operations	$(68.1)	$70.0	$26.0	$240.6

Depreciation and amortization
National media	$31.4	$4.5	$39.2	$13.3
Local media	7.8	8.4	23.6	26.3
Unallocated corporate	0.8	0.4	2.2	1.1
Total depreciation and amortization	$40.0	$13.3	$65.0	$40.7

Adjusted EBITDA [2]
National media	$75.1	$45.8	$142.7	$113.0
Local media	47.5	49.6	154.7	197.0
Unallocated corporate	(11.9)	(12.1)	(36.2)	(38.6)
Total Adjusted EBITDA [2]	$110.7	$83.3	$261.2	$271.4

1	Revenues by line item do not agree to the Statement of Earnings (Loss) due to intersegment activity that is eliminated in consolidation.

2	Adjusted EBITDA is net earnings before discontinued operations, interest, taxes, depreciation, amortization, non-operating expense and special items.

Meredith Corporation and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

Assets	March 31, 2018	June 30, 2017
(In millions)
Current assets
Cash and cash equivalents	$372.2	$22.3
Accounts receivable, net	521.3	289.1
Inventories	43.4	21.9
Current portion of subscription acquisition costs	131.6	144.9
Current portion of broadcast rights	13.3	7.8
Assets held-for-sale	896.1	—
Other current assets	136.5	19.3
Total current assets	2,114.4	505.3
Property, plant, and equipment, net	496.7	189.8
Subscription acquisition costs	67.7	79.7
Broadcast rights	21.4	21.8
Other assets	252.1	69.6
Intangible assets, net	2,010.9	955.9
Goodwill	1,898.1	907.5
Total assets	$6,861.3	$2,729.6

Liabilities, Redeemable Convertible Preferred Stock, and Shareholders’ Equity
Current liabilities
Current portion of long-term debt	$17.6	$62.5
Current portion of long-term broadcast rights payable	12.9	9.2
Accounts payable	209.5	66.6
Accrued expenses and other liabilities	397.7	102.4
Current portion of unearned revenues	398.4	219.0
Liabilities associated with assets held-for-sale	204.0	—
Total current liabilities	1,240.1	459.7
Long-term debt	3,120.6	635.7
Long-term broadcast rights payable	23.0	22.5
Unearned revenues	132.3	106.5
Deferred income taxes	461.6	384.7
Other noncurrent liabilities	228.9	124.6
Total liabilities	5,206.5	1,733.7

Redeemable convertible Series A preferred stock	518.3	—

Shareholders’ equity
Common stock	39.7	39.4
Class B stock	5.1	5.1
Additional paid-in capital	198.6	54.7
Retained earnings	917.0	915.7
Accumulated other comprehensive loss	(23.9)	(19.0)
Total shareholders’ equity	1,136.5	995.9
Total liabilities, redeemable convertible preferred stock, and shareholders' equity	$6,861.3	$2,729.6

Meredith Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

Nine months ended March 31,	2018	2017
(In millions)
Net cash provided by operating activities	$96.6	$178.0

Cash flows from investing activities
Acquisitions of and investments in businesses, net of cash acquired	(2,803.4)	(13.9)
Proceeds from disposition of assets, net of cash sold	134.7	—
Additions to property, plant, and equipment	(41.5)	(16.2)
Other	3.1	—
Net cash used in investing activities	(2,707.1)	(30.1)

Cash flows from financing activities
Proceeds from issuance of long-term debt	3,260.0	300.0
Repayments of long-term debt	(760.6)	(361.3)
Proceeds from preferred stock, warrants, and options issued, net of issuance costs	631.0	—
Dividends paid	(81.8)	(68.4)
Debt issuance costs paid	(70.8)	(1.5)
Purchases of Company stock	(28.2)	(51.1)
Proceeds from common stock issued	19.0	37.9
Payment of acquisition related contingent consideration	(4.0)	(8.0)
Excess tax benefits from share-based payments	—	6.8
Net cash provided by (used in) financing activities	2,964.6	(145.6)
Change in cash held-for-sale	(4.2)	—
Net increase in cash and cash equivalents	349.9	2.3
Cash and cash equivalents at beginning of period	22.3	25.0
Cash and cash equivalents at end of period	$372.2	$27.3

Table 1
Meredith Corporation and Subsidiaries
Supplemental Disclosures Regarding Non-GAAP Financial Measures

Special Items - The following tables show earnings (loss) from continuing operations as reported under accounting principles generally accepted in the United States of America (GAAP) and excluding the special items. Earnings from continuing operations excluding the special items are non-GAAP measures. Management’s rationale for presenting non-GAAP measures is included in the text of this earnings release.

	Three Months		Nine Months
Periods ended March 31,	2018	2017	2018	2017
(In millions)
Net earnings (loss)	$(110.1)	$39.8	$82.6	$145.6
Loss from discontinued operations, net of income taxes	14.7	—	14.7	—
Earnings (loss) from continuing operations	(95.4)	39.8	97.3	145.6
Special items
Transaction and integration costs	40.8	—	52.9	—
Severance and related benefit costs	94.7	—	97.6	7.6
Write-down of impaired assets	—	—	19.8	1.7
Write-down of contingent consideration payable	—	—	—	(19.6)
Bridge facility commitment costs	17.5	—	17.5	—
Loss on equity method investment	12.9	—	12.9	—
Other	3.9	—	0.5	0.4
Subtotal	169.8	—	201.2	(9.9)
Tax benefit on special items	(41.3)	—	(48.9)	3.8
Tax impact of remeasurement of deferred tax assets and liabilities	—	—	(133.0)	—
Tax impact of resolution of certain federal and state tax matters	—	—	—	(6.7)
Special items	128.5	—	19.3	(12.8)
Earnings from continuing operations before special items (non-GAAP)	$33.1	$39.8	$116.6	$132.8

Table 2
Meredith Corporation and Subsidiaries
Supplemental Disclosures Regarding Non-GAAP Financial Measures

Special Items - The following tables show results of operations as reported under accounting principles generally accepted in the United States of America (GAAP) and excluding the special items. Results of operations excluding the special items are non-GAAP measures. Management’s rationale for presenting non-GAAP measures is included in the text of this earnings release.

Three months ended March 31, 2018	National Media	Local Media	Unallocated Corporate	Total
(In million)
Operating profit	$9.0	$38.9	$(116.0)	$(68.1)
Special items
Severance and related benefit costs	34.8	0.8	59.1	94.7
Transaction and integration costs	—	—	40.8	40.8
Other	(0.1)	—	3.4	3.3
Total special items	34.7	0.8	103.3	138.8
Operating profit excluding special items (non-GAAP)	$43.7	$39.7	$(12.7)	$70.7

Nine months ended March 31, 2018	National Media	Local Media	Unallocated Corporate	Total
(In millions)
Operating profit	$49.5	$130.3	$(153.8)	$26.0
Special items
Severance and related benefit costs	37.7	0.8	59.1	97.6
Transaction and integration costs	—	—	52.9	52.9
Write-down of impaired assets	19.8	—	—	19.8
Other	(3.5)	—	3.4	(0.1)
Total special items	54.0	0.8	115.4	170.2
Operating profit excluding special items (non-GAAP)	$103.5	$131.1	$(38.4)	$196.2

Table 3
Meredith Corporation and Subsidiaries
Supplemental Disclosures Regarding Non-GAAP Financial Measures

Special Items - The following tables show results of operations as reported under (GAAP) and excluding the special items. Results of operations excluding special items are non-GAAP measures. Management’s rationale for presenting non-GAAP measures is included in the text of this earnings release.

There were no special items in the three months ended March 31, 2017.

Nine Months Ended March 31, 2017	National Media	Local Media	Unallocated Corporate	Total
(In millions)
Operating profit	$112.2	$168.6	$(40.2)	$240.6
Special items
Write-down of contingent consideration payable	(19.6)	—	—	(19.6)
Severance and related benefit costs	6.7	0.4	0.5	7.6
Write-down of impaired assets	—	1.7	—	1.7
Other	0.4	—	—	0.4
Total special items	(12.5)	2.1	0.5	(9.9)
Operating profit excluding special items (non-GAAP)	$99.7	$170.7	$(39.7)	$230.7

Table 4
Meredith Corporation and Subsidiaries
Supplemental Disclosures Regarding Non-GAAP Financial Measures

Adjusted EBITDA
Consolidated adjusted EBITDA, which is reconciled to net earnings (loss) in the following tables, is defined as net earnings (loss) before discontinued operations, interest, taxes, depreciation, amortization, non-operating expense, and special items.
Segment adjusted EBITDA is a measure of segment earnings before depreciation, amortization, and special items.
Segment adjusted EBITDA margin is defined as segment adjusted EBITDA divided by segment revenues.

Three months ended March 31, 2018	National Media	Local Media	Unallocated Corporate	Total
(In millions)
Revenues	$479.3	$170.2

Net loss				$(110.1)
Loss from discontinued operations, net of income taxes				14.7
Loss from continuing operations				(95.4)
Income tax benefit				(30.2)
Interest expense, net				28.2
Bridge facility commitment costs				17.5
Non-operating expense, net				11.8
Operating profit (loss)	$9.0	$38.9	$(116.0)	(68.1)
Depreciation and amortization	31.4	7.8	0.8	40.0
Special items
Severance and related benefit costs	34.8	0.8	59.1	94.7
Transaction and integration costs	—	—	40.8	40.8
Other	(0.1)	—	3.4	3.3
Total special items	34.7	0.8	103.3	138.8
Adjusted EBITDA	$75.1	$47.5	$(11.9)	$110.7

Segment adjusted EBITDA margin	15.7%	27.9%

Table 4 continued

Nine Months Ended March 31, 2018	National Media	Local Media	Unallocated Corporate	Total
(In millions)
Revenues	$965.8	$494.2

Net earnings				$82.6
Loss from discontinued operations, net of income taxes				14.7
Net earnings from continuing operations				97.3
Income tax benefit				(139.0)
Interest expense, net				38.4
Bridge facility commitment costs				17.5
Non-operating expense, net				11.8
Operating profit	$49.5	$130.3	$(153.8)	26.0
Depreciation and amortization	39.2	23.6	2.2	65.0
Special items
Severance and related benefit costs	37.7	0.8	59.1	97.6
Transaction and integration costs	—	—	52.9	52.9
Write-down of impaired assets	19.8	—	—	19.8
Other	(3.5)	—	3.4	(0.1)
Total special items	54.0	0.8	115.4	170.2
Adjusted EBITDA	$142.7	$154.7	$(36.2)	$261.2

Segment adjusted EBITDA margin	14.8%	31.3%

Table 5
Meredith Corporation and Subsidiaries
Supplemental Disclosures Regarding Non-GAAP Financial Measures

Adjusted EBITDA
Consolidated adjusted EBITDA, which is reconciled to net earnings in the following tables, is defined as net earnings before discontinued operations, interest, taxes, depreciation, amortization, non-operating expense, and special items.
Segment adjusted EBITDA is a measure of segment earnings before depreciation, amortization, and special items.
Segment adjusted EBITDA margin is defined as segment adjusted EBITDA divided by segment revenue

Three months ended March 31, 2017	National Media	Local Media	Unallocated Corporate	Total
(In millions)
Revenues	$283.3	$142.1

Net earnings				$39.8
Income taxes				25.6
Net interest expense				4.6
Operating profit	$41.3	$41.2	$(12.5)	70.0
Depreciation and amortization	4.5	8.4	0.4	13.3
Adjusted EBITDA	$45.8	$49.6	$(12.1)	$83.3

Segment adjusted EBITDA margin	16.2%	34.9%

Nine Months Ended March 31, 2017	National Media	Local Media	Unallocated Corporate	Total
(In millions)
Revenues	$790.0	$477.9

Net earnings				$145.6
Income taxes				81.0
Interest expense, net				14.0
Operating profit	$112.2	$168.6	$(40.2)	240.6
Depreciation and amortization	13.3	26.3	1.1	40.7
Special items
Write-down of contingent consideration payable	(19.6)	—	—	(19.6)
Severance and related benefit costs	6.7	0.4	0.5	7.6
Write-down of impaired assets	—	1.7	—	1.7
Other	0.4	—	—	0.4
Total special items	(12.5)	2.1	0.5	(9.9)
Adjusted EBITDA	$113.0	$197.0	$(38.6)	$271.4

Segment adjusted EBITDA margin	14.3%	41.2%

Table 6
Meredith Corporation and Subsidiaries
Supplemental Disclosures Regarding Non-GAAP Financial Measures

Projected Adjusted EBITDA
Projected adjusted EBITDA, which is reconciled to projected net earnings in the following tables, is defined as projected net earnings before discontinued operations, interest, taxes, depreciation, amortization, non-operating expense, and special items.

Projected Results for Year ending June 30, 2018	Low	High
(in millions)
Net earnings	$32	$44
Discontinued operations, net of tax	1	(2)
Special items, net of tax [1]	8	6
Net earnings from continuing operations excluding special items (non-GAAP)	41	48
Income tax expense	14	16
Interest expense, net	43	41
Depreciation and amortization	55	53
Adjusted EBITDA (non-GAAP)	$153	$158
[1] Special items are comprised primarily of severance. Actual results may include additional special items that have not occurred and are difficult to predict currently with reasonable certainty.